Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 18, 2017, among American Renal Management LLC, a Delaware limited liability company (the "Company"), American Renal Holdings Inc., a Delaware corporation (“ARH”), and Don E. Williamson, M.D., a resident of the State of Georgia (the "Executive").

RECITALS:

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company and ARH will each employ Executive as its Executive Vice President and Chief Operating Officer subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

ARTICLE 1
POSITION

Executive shall commence his employment with the Company on September 19, 2017 (the “Commencement Date”). During the term of this Agreement, the Company will employ the Executive, and the Executive will serve the each of the Company and ARH in the capacity of the Executive Vice President and Chief Operating Officer reporting directly to the Chief Executive Officer of ARH. The Executive shall be based at the Company's headquarters in Beverly, Massachusetts.

ARTICLE 2
DUTIES, REPRESENTATIONS AND SUPPORT

The Executive will perform duties that are consistent with his title. To enable Executive to perform his duties, the Company shall provide Executive with an office of a size and with furnishings and other appointments, and personal secretarial and other assistance and support, commensurate with his position.

ARTICLE 3
SERVICE

The Executive will devote substantially all his working time and efforts to the business and affairs of the Company and the other members of the ARAH Group, except during vacation time, any periods of illness and leaves of absence that have been duly authorized by the Company. Subject to the terms of the NDA described in Article 8 hereof, the foregoing shall not, however, preclude the Executive from (i) engaging in appropriate civic, charitable or religious activities, or the activities of industry OR trade groups, (ii) devoting a reasonable amount of time to private investment activities, (iii) providing incidental assistance to family members on matters of family business and in times of family emergencies, or (iv) serving on boards of other companies, so long as the foregoing activities and services do not conflict with or materially detract from the performance of the Executive's responsibilities to the Company.

ARTICLE 4
TERMS OF EMPLOYMENT
The Executive’s employment shall commence and this Agreement shall be effective as of the Effective Date and shall continue for a term of three (3) years thereafter, unless earlier terminated as provided in Article 6 of this Agreement (the “Initial Term”). The Initial Term of this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company or the Executive has given written notice to the other of its intent not to renew this Agreement (a “Non-Renewal Notice”) at least 60 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 9.7.

ARTICLE 5
COMPENSATION AND BENEFITS

5.1.    Base Salary. The Company agrees to pay the Executive a base salary at an annual rate equal to $750,000. The Executive will be entitled to annual review of his base salary and to such increases, if any, as may be determined from time to time by the Company. The Executive’s Base Salary will be payable as earned in accordance with the Company’s customary payroll practice and shall be subject to customary withholding. During the Term, the Company shall not reduce the Executive’s salary below the Base Salary.

5.2.    Annual Bonus.

(i)
In addition to the Base Salary, with respect to each full fiscal year during the Term, the Executive shall be eligible to earn an annual cash bonus award (a "Bonus") that is up to 100% of his annual salary based on the achievement of objectives set by the Company. For the year 2017, the Executive shall receive a prorated Bonus for the remainder of the fiscal year.

(ii)
For any fiscal year in which the Bonus is not subject to the deduction limit under Section 162(m) of the Code pursuant to the transition relief provisions of Treasury Regulation Section 1.162-27(f)(1) (the “Transition Period”), the full estimated Bonus (less applicable withholding taxes) shall be paid no later than December 31 of the fiscal year to which such Bonus relates based on estimated Consolidated EBITDA for such fiscal year (the “Estimated Bonus”); provided that, if ARAH Group’s Consolidated EBITDA, as reflected, without duplication, in the audited financial statements of the ARAH Group for such fiscal year differs from the ARAH Group’s estimated Consolidated EBITDA for such fiscal year, as reflected in the unaudited, internal financial statements used to determine the Estimated Bonus, then the Bonus shall be recalculated by the Board, and the Company or the Executive, as the case may be, shall pay to the other, within 30 days of such determination, any amounts that are required to reflect the actual amount of the Bonus for such fiscal year, based upon the ARAH Group’s Consolidated EBITDA, as reflected in the audited financial statements of the ARAH Group. Following the Transition Period, the Bonus (less applicable withholding taxes) shall be paid to Executive at the same time as bonuses are generally payable to other senior executives of the Company, but in no event later than two and one-half months following the close of the fiscal year to which the Bonus relates.

5.3.    Sign On Bonus.

(a)
Subject to final approval by the Board, on or about October 26, 2017, the Company shall grant to Executive an award of Restricted Stock Units (the “Initial Sign-On RSUs”) and options to purchase shares of Common Stock (the “Initial Sign-On Options”) which shall commence vesting upon the Commencement Date and shall vest in equal annual installments, on the anniversary date of the Commencement Date, over three (3) years thereafter, subject to the Executive’s continuing employment with the Company as of each such vesting date. The number of Initial Sign-On RSUs shall be determined by dividing (i) $320,833 by (ii) the closing trading price per share of the Company’s common stock as of the date of grant. The number of Initial Sign-On Options shall be (a) determined by dividing (i) $320,833 by (ii) the per share Black-Scholes value of the option, determined as of the date of grant based upon the closing trading price per share of the Company’s common stock as of the date of grant and such other variables as determined by the Company in a manner consistent with the Company’s financial reporting, which determination shall be final and dispositive. The per share exercise price of the Initial Sign-On Options shall be equal to the per share closing price of the Company’s common stock on the date of grant.

(b)
The Initial Sign-On RSUs and Initial Sign-On Options, shall otherwise be subject to the terms and conditions of the Company’s 2016 Omnibus Incentive Plan, as may be amended, restated or supplemented from time to time (the “Plan”), a copy of which has been provided to the Executive.

5.4.    Equity Awards.

It is anticipated that, subject to final approval by the Board, the Executive shall be granted or allocated following the completion of each year during the term of this Agreement, commencing on or about March of 2018, additional equity compensation in a combination of fifty percent (50%) stock options and fifty percent (50%) restricted stock units (or such other securities/instruments that the Compensation Committee of the Board of Directors (“Committee”) deems appropriate) valuing a total of One Million One Hundred Thousand Dollars ($1,100,000) (“Awarded Securities”) as part of the long-term incentive compensation approved annually by the Committee (each such grant or allocation of additional equity compensation, an “Annual Equity Award”). Each Annual Equity Award shall be granted, if at all, pursuant to the Plan. Other than as stated in this paragraph, an Annual Equity Award in respect of any fiscal year shall have terms and conditions substantially identical (and in any event no less favorable in any respect) to those applicable to an Annual Equity Award generally granted to the Company’s other senior executives in respect of the same fiscal year.

5.5    Relocation. The Company shall provide Executive with relocation assistance in two forms - temporary relocation and permanent relocation, both intended to be non-compensable to him as provided below.

(a)
The Company will pay up to $5,000 per month for rental and other amenities for the Executive a furnished residence in Massachusetts, for the period until he purchases and moves into a home in Massachusetts, this period temporary assistance not to exceed nine (9) months (the “Temporary Relocation Allowance”). This residence would be maintained for the Company’s convenience and business needs of the Company so that Executive is in a position to more fully devote himself to his position with the Company, during his early months of transition with the Company and not be diverted to seeking a permanent residence during that time.

(b)
The Company will establish for the Executive an arrangement to pay or reimburse the Executive up to $100,000 for moving and relocation assistance for a permanent move from Georgia to Massachusetts, with the arrangements structured by the Company so that amounts paid under the arrangement are treated as paid under an “accountable plan”, under IRC Section 62(c) (the “Permanent Relocation Allowance”). It is the intention of the parties that amounts treated as paid under an accountable plan shall be excluded from the Executive's gross income, and will be reported as wages or other compensation on the Executive's Form W-2, and are exempt from the withholding and payment of employment taxes (Federal Insurance Contributions Act (FICA), Federal Unemployment Tax Act (FUTA), Railroad Retirement Tax Act (RRTA), Railroad Unemployment Repayment Tax (RURT), and income tax.) Moving and relocation expenses include without limitation the cost of packing, crating, and transporting household goods and personal effects and those of the members of the Executive’s household from his former home to his new home, costs of connecting or disconnecting utilities required because Executive is moving his household goods, appliances, or personal effects, cost of shipping your car and his household pets to his new home.

(c)
In the event there occurs a Resignation without Cause or a Termination for Cause, in either case, prior to the first anniversary of the Commencement Date, Executive shall promptly repay to the Company in cash a pro-rated portion of the Permanent Relocation Allowance (not to exceed the amount received by Executive) equal to the product of (x) $100,000 multiplied by (y) a fraction, the numerator of which is 365 minus the number of days elapsed between the Commencement Date and the applicable termination date and the denominator of which is 365.

5.6    Additional Benefits. In addition to the benefits and entitlements otherwise set forth herein, the Executive will be eligible to participate in the Company's benefit plans of general application as they may be established and modified from time to time. The Executive shall be entitled each calendar year to (i) reasonable holidays and illness days in accordance with the Company's policies as may be established and modified from time to time and (ii) reasonable paid vacation; provided that the Executive shall schedule the timing and duration of vacations in a reasonable manner taking into account the needs of the business of the ARAH Group.

5.7.    Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the business of the ARAH Group ("Expenses"), provided that such expense reimbursements are in accordance with applicable policies of the Company in effect from time to time and are properly documented and accounted.

5.8    Aircraft Travel. The Executive shall be provided, at the expense of the Company, with limited use of the Company’s private aircraft, subject to availability, for personal travel not to exceed ten (10) total hours per fiscal year, within North America, subject to pro-ration for any partial fiscal year. The Executive shall be solely responsible for any taxable income recognized by him in connection with the personal use of private aircraft and shall not be entitled to any tax gross up payments or other reimbursement from the Company in connection therewith. Any additional hours of flight time will be charged to the Executive at the actual out of pocket cost incurred by the Company.

5.9    Automobile Allowance. The Executive shall also be entitled to an automobile for use during the Term of this Agreement and the Company shall pay all expenses (including insurance, taxes and fuel) in connection therewith; provided that, the aggregate expenditure by the Company pursuant to this sentence for any fiscal year shall not exceed $12,000 plus all costs for insurance and fuel.

5.10     Continuing Medical Education. The Company and Executive mutually agree as to the importance of Executive maintaining his skills through continuing education and training, including, without limitation, all required board of internal medicine and/or nephrology certifications. As such, the Company agrees that during each year of this Agreement, Executive shall be entitled to such reasonable time to accommodate required continuing medical education and board certification leave (“CME Leave”) which shall not count against any vacation or other paid time off benefit. All such CME Leave shall be taken only at times approved by Employer, which approval shall not be unreasonably withheld or delayed. The Company shall pay directly, or reimburse the Executive for, all professional dues and meetings, licenses, technical/medical industry journals incurred in connection with maintaining his skills and position in the profession and industry.
5.11. Insurance; Indemnification. Throughout the Term of this Agreement and for a period of 12 months following the effective date of the Executive’s termination from the Company’s employment, the Company or ARH agrees to maintain director and officer liability insurance for the benefit of the Executive in scope and amounts reasonably acceptable to the Board. Executive shall be entitled to indemnification under ARH’s charter and bylaws or other indemnification agreement as they exist from time to time, but always on a basis consistent with the terms applicable from time to time for members of the Board.

ARTICLE 6
TERMINATION

6.1.    Events of Termination. The Executive's employment with the Company shall terminate upon any of the following:

(i)the effective date of a written notice by the Company to the Executive stating the Company’s reasonable, good faith determination to terminate the Executive for Cause (as defined in Section 6.2) ("Termination for Cause");

(ii)the effective date of a written notice by the Company to the Executive stating the Company’s reasonable, good faith determination, on the basis of advice by a physician appointed by the Company, that due to a mental or physical condition that the Company is not required to accommodate or cannot reasonably accommodate, the Executive has been unable and failed to substantially render the services to be provided by the Executive to the Company for a period of not less than 180 days in any consecutive 12-month period ("Termination for Disability");

(iii)the Executive's death ("Termination Upon Death");

(iv)the effective date of a notice to the Executive stating that the Company is terminating his employment, without Cause, which notice can be given by the Company at any time at the Company's sole discretion, for any reason or for no reason ("Termination without Cause");

(v)the effective date of a notice from the Executive to the Company stating that the Executive is terminating his employment with the Company for Good Reason (as defined in Section 6.2) ("Resignation for Good Reason"); or

(vi)the effective date of a notice from the Executive to the Company stating that the Executive is electing to terminate his employment with the Company for any reason not constituting Good Reason ("Resignation without Good Reason").

6.2.    Certain Definitions. For purposes of this Agreement,

"ARAH" shall mean American Renal Associates Holdings Inc., a Delaware corporation.

"ARAH Group" shall mean ARAH and its direct and indirect subsidiaries.
"Cause" shall mean any of the following: (a) the Executive's being convicted of, or having pled guilty or nolo contendere to, any crime if as a result the Executive's continued association with the Company it is likely to be injurious to its business or reputation; (b) the Executive's breach of duty of loyalty which is detrimental to the Company involving personal profit to the Executive; (c) the Executive's willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Company (which are not unlawful to perform or to adhere to or follow and which do not constitute Good Reason) following a written warning that if such failure continues it will be deemed a basis for dismissal for Cause; or (d) the Executive's gross negligence or willful misconduct in the performance of the Executive's duties.
"Change in Control" shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of ARAH and subsidiaries (as defined in Section 424(f) of the Code) (taken as a whole) to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Centerbridge Capital Partners, L.P. (the "Sponsor") or its affiliates (as defined in Rule 501(b) of the Securities Act of 1933) or (ii) any person or group, other than the Sponsor or its affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of ARAH, including by way of merger, consolidation or otherwise and the Sponsor ceases to control the Board.

"Company" shall mean American Renal Management LLC, a Delaware limited liability company.

"Good Reason" shall mean any of the following: any substantial diminution of or substantial detrimental change in the Executive's responsibilities, salary or benefits (other than a change in benefits generally applicable to all eligible executives), or re-location of the Executive's principal office from the metropolitan Boston area, or any other breach of this Agreement or the Company’s representations in the Agreement, provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for any of the above events on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

ARTICLE 7
EFFECT OF TERMINATION

7.1.    Termination for Cause; Resignation without Good Reason. In the event of any termination of the Executive's employment pursuant to Section 6.1(i) (Termination for Cause) or Section 6.1(vi) (Resignation without Good Reason):

(i)the Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination.

(ii)the Executive's rights to benefits under the Company's benefit plans of general application shall be determined under the provisions of those plans.

(iii)the Executive shall not be entitled to a Pro-Rated Bonus for the fiscal year of termination but shall be entitled to any Bonus earned for any fiscal year prior to the year of termination, paid as set forth in Section 5.2(ii).

7.2.    Termination without Cause; Resignation with Good Reason.

(i)In the event of termination of employment pursuant to (a) Section 6.1(iv) (Termination without Cause), (b) Section 6.1(v) (Resignation with Good Reason), or (c) upon the failure of the buyer upon a Change in Control to assume this Agreement, then conditioned upon and subject to the Executive's compliance with the Vice Presidents, Regional Directors, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement (the “NDA”) described in Article 8, and the Executive executing and delivering a valid separation agreement that contains a general release (“General Release”) (that is no longer subject to revocation under applicable law) in a form consistent with the Company's standard form of separation agreement and general release for departing executives within 52 days following the date of Executive's termination of employment:

(ii)Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination, as well as any Bonus amount earned, but not yet paid for any prior fiscal year. Such Bonus shall be paid as set forth in Section 5.2(ii).

(iii)In the event of termination of employment pursuant to (a) Section 6.1(iv) (Termination without Cause) or (b) Section 6.1(v) (Resignation with Good Reason), Executive shall be entitled to severance compensation in an amount equal to 200% of his Base Salary, payable in equal monthly installments over the twenty-four-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations.

(iv)Upon the failure of the buyer upon a Change in Control to assume this Agreement, Executive shall be entitled to severance compensation in an amount equal to 200% of his Base Salary, payable in equal monthly installments over the twenty-four-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations.

(v)Provided that Executive elects continued coverage of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the cost of continued coverage of health benefits for Executive and his eligible dependents at the same contribution rate applicable to him as of the effective date of his termination until the earlier of (a) the expiration of the twenty-four month period following the effective date of his termination or (b) the date the Executive is or becomes eligible for comparable coverage under a plan of another employer.

(vi)Executive shall be entitled to a Bonus for the year in which Executive's termination of employment occurs, equal to the product of (a) Executive's Bonus for the year of termination based on actual results for the full fiscal year and (b) a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive's employment and the denominator of which is 365 (the "Pro-Rated Bonus"). Such Pro-Rata Bonus shall be paid as set forth in Section 5.2(ii).

7.3.    Termination for Death; Disability. In the event of termination of employment pursuant to Section 6.1(ii) (Termination for Disability) or Section 6.1(iii) (Termination upon Death), conditioned upon and subject to the Executive's compliance with the NDA described in Article 8 and the Executive (solely to the extent practicable in light of the applicable Disability in the event of a termination of employment pursuant to Section 6.1(ii) (Termination for Disability)) executing and delivering a valid General Release (that is no longer subject to revocation under applicable law) within 52 days following the date of Executive's termination of employment:

(i)Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination, as well as any Bonus amount earned, but not yet paid for any prior fiscal year. Such Bonus shall be paid as set forth in Section 5.2(ii).

(ii)Without derogation of any other rights and claims which the Executive may have hereunder, Executive shall be entitled to severance compensation in an amount equal to 100% of the Base Salary, payable in equal monthly installments over a twelve-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations.

(iii)Provided that Executive elects continued coverage of health benefits under COBRA, the Company shall reimburse Executive for the cost of continued coverage of health benefits for Executive and his eligible dependents at the same contribution rate applicable to him as of the effective date of his termination until the earlier of (a) the expiration of the twelve month period following the effective date of his termination or (b) the date the Executive is or becomes eligible for comparable coverage under a plan of another employer.

(iv)Executive shall be entitled to the Pro-Rated Bonus. Such Pro-Rata Bonus shall be paid as set forth in Section 5.2(ii).

ARTICLE 8
NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

8.1     NDA. Simultaneous with the execution of this Agreement, the Executive will execute the Vice Presidents, Regional Directors, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement, the form of which is attached as Exhibit A hereto and modified as provided in Sections 8.2 and 8.3 of this Agreement (the “NDA”). The compensation and benefits provided for in this Agreement constitute consideration for the restrictive covenants in the NDA.

8.2    Non-Competition. The parties agree that the NDA as signed by the Executive and referred to in this Agreement, shall have as its Section 1.3 on Non-Competition the following clause instead of the clause that appears in Exhibit A:

During the period of his employment and for a period of six (6) months following the termination of Executive’s relationship with the Company and the expiration of any paid-time-off or severance period(s), irrespective of the reason or absence of reason for such termination. (the “Restrictive Period”), the Executive will not, directly or indirectly, compete with the Company and/or its Affiliates as an owner, partner, member, shareholder, consultant, agent, employee, director or co-venturer of any business (i) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities within 10 miles of any such facility owned and operated by ARH or its affiliates and subsidiaries, (ii) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities where the Executive is involved in a program to establish joint ventures with nephrologists in the United States of America, and (iii) in the case of a termination of employment that occurs on or before the third anniversary of the Commencement Date of his employment with the Company or which occurs after a Change in Control (as defined in his employment agreement), engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities in the United States of America. In addition to the foregoing, the Executive will not during the Restrictive Period represent any other entity or business enterprise in conducting substantial negotiations with any nephrologists with whom such Executive had conducted substantial negotiations on behalf of ARH or its affiliates and subsidiaries during the one (1) year period immediately prior to the termination of such Executive’s employment with the Company, however such termination may occur, for the purpose of establishing a business relationship between such nephrologists and such other entity or business enterprise. Notwithstanding the foregoing, this Section 1.3 is not intended to prohibit or restrict the Executive from (i) holding a direct or indirect equity interest in ARH, or (ii) owning up to five percent (5%) of the outstanding stock of a publicly held corporation that competes with ARH or its affiliates and subsidiaries

8.3     Confidential Information. The parties agree that the NDA as signed by the Executive and referred to in this Agreement, shall have added to Section 1.4 on Confidentiality the following final sentence to complete the Section 1.4 that appears in Exhibit A:

Confidential Information shall not include any information (i) that was known to the Executive or was in the Executive’s possession before the commencement of the Executive’s employment with the Company; (ii) that is generally known to the trade or is in the public domain by reason other than as a result of a wrongful disclosure by the Executive; (iii) that was obtained by the Executive from a third party that, to the Executive’s knowledge, was not under an obligation of confidentiality or nondisclosure to the Company; or (iv) that was obtained by the Executive from a third party that, to the Executive’s knowledge, was not otherwise under a legal, contractual or fiduciary obligation to Employer to keep the information confidential of which the Executive has knowledge.

ARTICLE 9
MISCELLANEOUS

9.1.    Arbitration. The Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Boston, Massachusetts in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

9.2.    Absence of Conflicting Agreements and Obligations. The Executive represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with any other company or organization. The Company represents and warrants that all equity awards under this Agreement have been, or will be as the case may be, duly authorized and approved by the Company and though subject to the terms of the Plan do not in any way as represented in this Agreement conflict with any terms of the Plan.

9.3.    Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.4.    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.5.    Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company (whether by merger or otherwise), provided, however, that any such assignee assumes the Company's obligations hereunder.

9.6.    Entire Agreement. Except as stated below, this Agreement constitutes the entire agreement between the parties relating to the employment of the Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings, whether written or oral, with respect thereto, including but not limited to the Prior Agreement. Notwithstanding the above, the NDA executed by Executive simultaneously with this Agreement shall be in full force and effect. In addition, the various agreements related to stock options which the Executive has entered into during the course of his employment shall remain in full force and effect.

9.7.    Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.8.    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by fax, sent by registered first class mail, postage prepaid return receipt requested, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:

American Renal Associates, LLC
500 Cummings Center, Suite 6550
Beverly, MA 01915-1054
Attn: Chief Executive Officer
Facsimile: (978) 750-4740

with a copy to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile: (212) 672-5001
Attention: Steven M. Silver
Jared S. Hendricks

If to the Executive:

Don E. Williamson, M.D.
2259 Cummings Road
Augusta, Georgia 30901

with a copy to:

Robert A. Adelson, Esq.
Engel & Schultz, LLP
One Federal Street, 21st Floor
Boston, MA 02110

9.9.     Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.10.     Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

9.11.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.12.     Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

9.13.      Compliance with IRC Section 409A.

(a)     Notwithstanding anything herein to the contrary, (i) if, at the time of the Executive's termination of employment with the Company, Executive is a "specified Executive" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b)     For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to Executive's "termination of employment" shall refer to Executive's separation from service with the Company within the meaning of Section 409A of the Code.

(c)     (i) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the earlier of the date on which they would be paid under the Company's normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive (except for any life-term or other aggregate limitation applicable to medical expenses).

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)     Notwithstanding any other provisions of this Agreement or any other agreement to which the Company and the Executive are parties to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

9.14.     Construction of Terms. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female references.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREFORE, the parties have cause this Agreement to be executed as of the date first above written.

AMERICAN RENAL MANAGEMENT LLC

BY: /s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: CEO

AMERICAN RENAL HOLDINGS INC.

BY: /s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: CEO

/s/ Don E. Williamson    , M.D.
DON E. WILLIAMSON, M.D.

EXHIBIT A

Vice Presidents, Regional Directors, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement

VICE PRESIDENTS, REGIONAL DIRECTORS, DIRECTORS & OFFICERS
NON-SOLICITATION, NON-COMPETITION
AND CONFIDENTIALITY AGREEMENT

This VICE PRESIDENTS, REGIONAL DIRECTORS, DIRECTORS & OFFICERS NON-SOLICIATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (the "Agreement") is made as of the _____ day of ______________, 2017 by and between American Renal Associates LLC, a Delaware limited liability company, American Renal Holdings, Inc., American Renal Management LLC, and their affiliated, subsidiaries, parents, and related or joint venture entities (collectively "ARA"), and the employee executing this Agreement ("Employee").

RECITALS

WHEREAS, in consideration of the employment and/or continued employment of the Employee and any discretionary bonus, the mutual covenants and agreements contained herein, the sufficiency and adequacy of which Employee hereby recognizes, and any other or further consideration which may be or has been provided to Employee in conjunction with the execution of this Agreement; and

WHEREAS, execution of this Agreement by Employee is an express condition of Employee's employment and/or continued employment by Employer;

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.1General. The Employee acknowledges that in the course of the Employee's employment with ARA the Employee has become familiar with trade secrets and other confidential information concerning ARA and its subsidiaries, that the Employee's services were of special, unique and extraordinary value to ARA and its affiliates, and that but for Employee's employment with ARA, Employee would not have had access to ARA's trade secrets or other confidential information.

1.2    Non-Solicitation. In further consideration of Employee's employment, Employee agrees that for a period of twelve (12) months following the termination of Employee's relationship with the Company and the expiration of any paid-time-off ("PTO") or severance period(s) (the "Nonsolicitation Period"), the Employee shall not (i) solicit any of ARA's employees to work for any competing dialysis facility/company, (ii) hire any of ARA's employees to work (as an employee or an independent contractor) for any competing dialysis facility/company, (iii) take any action that may reasonably result in any of ARA's employees going to work (as an employee or an independent contractor) for any competing dialysis facility/company, (iv) induce any patient or customer of ARA, either individually or collectively, to patronize any competing dialysis facility/company; (v) request or advise any patient, customer, or supplier of ARA to withdraw, curtail, or cancel such person's business with ARA; (vi) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of ARA were to withdraw, curtail, or cancel such person's business with ARA; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with ARA or induce or encourage any other person under contract with ARA to curtail or terminated such person's affiliation or contractual relationship with ARA; (viii) disclose to any Person the names or addresses of any patient or customer of ARA or of any physician (or former physician) affiliated with ARA; or (ix) disparage ARA or any of its agents, employees, or affiliated physicians in any fashion.

1.3    Non-Competition. In further consideration of his/her employment, Employee agrees that he/she shall not compete with the Company during his/her employment and for a period of six (6) months following the termination of Employee's relationship with the Company and the expiration of any paid-time-off("PTO") or severance period(s), irrespective of the reason or absence of reason for such termination. For the purposes of this Section 1.3, "compete" shall mean working or serving in any capacity in which Employee would engage in similar work or activities as Employee did for the Company or would be in a position to utilize Employee's knowledge and familiarity with the Company's customer base, policies, pricing or manner of doing business, including but not limited to working or serving as a director, officer, employee, consultant, agent, representative, investor, or in any other capacity, with or without compensation on behalf of one or more entities which engage in a competing dialysis facility/company, provided, however, that nothing contained in this Agreement shall prevent Employee from holding for investment up to 1% of the combined voting power of the outstanding stock of a publicly-held company. Employee agrees that the restrictions described in this section shall apply regardless of any changes in Employee's position, duties, responsibilities or compensation during his/her employment. Employee expressly agrees that the markets served by the Company and their affiliates and/or subsidiaries extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section 1.3 have been designed to be reasonable and are no greater than are required for the protection of the Company and its subsidiaries and affiliates.

1.4    Confidentiality. "Confidential Information" means (a) all information acquired by Employee from ARA, its employees, its suppliers or customers, its agents or consultants, or others, during Employee's relationship with ARA, that relates to the present or potential businesses, products or services and operations or processes of ARA, as well as any other information as may be designated by ARA as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential. Employee acknowledges and agrees that: (i) in the course of employment by the Company, it will or may be necessary for Employee to create, use, or have access to information and materials that concern ARA's business; (ii) all Confidential Information are the property of ARA; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to ARA; and (iv) it is essential to the protection of ARA's goodwill and maintenance of ARA's competitive position that all Confidential Information be kept confidential and that Employee not disclose any Confidential Information to others or use Confidential Information to Employee's own advantage or the advantage of others.

1.5    Compliance and Acknowledgement. To enable the Company to monitor compliance with the non-competition, non-solicitation, and confidentiality obligations imposed by this Agreement, Employee further agrees to inform in writing the Company's Chief Executive Officer, Joseph Carlucci, of the identity of Employee's subsequent employer(s) and prospective job title(s) and responsibilities prior to beginning employment. Employee agrees that this notice requirement shall remain in effect for one (1) year following the termination of Employee's employment at the Company. Employee acknowledges and agrees that the covenants in Sections 1.2, 1.3, 1.4 have unique, substantial and immeasurable value to the Company, that Employee has sufficient skills to provide a livelihood for Employee while this covenant remains in force, and that these covenant will not interfere with Employee's ability to work consistent with Employee's experience, training, and education.

(b)Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment and does not guarantee that the Company or any of its subsidiaries will continue his/her employment for any period of time or otherwise change the at will nature of his/her employment.

(c)Interpretation. If any restriction set forth in herein is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employe agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court within the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE                            AMERICAN RENAL ASSOCIATES, LLC

By: ___________________________                By: _______________________________
Print Name: ____________________                Its: _______________________________